Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of the Effective Date (as defined below) by and between Montaque Hou (“Executive”), and Newegg Commerce, Inc., a corporation organized under the laws of the British Virgin Islands (the “Company”). The Company and Executive may hereinafter each individually be referred to as a “Party” and collectively as the “Parties,” as the context may require. WHEREAS, Executive was previously employed by Newegg, Inc., a Delaware corporation (or a subsidiary thereof) and wholly owned subsidiary of the Company (“Newegg Delaware”), as the Chief Technology Officer of Newegg Delaware;

WHEREAS, Newegg Delaware was recently acquired by the Company through a reverse merger, and the Executive will be serving the same role for the Company that he served for Newegg Delaware pursuant to the terms and conditions set forth in this Agreement, effective as of June 24, 2021 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties as follows:

ARTICLE I
DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1. “Board” means the Board of Directors of the Company.

1.2. “Cause” means a good faith determination by the Board that Executive’s employment be terminated, other than due to illness, injury, incapacity or Disability, for only one of the following: (i) willful failure to comply with, breach of or continued refusal to comply with, in each case, in any material respect, the material terms of this Agreement or any written agreement with the Company (including, without limitation, any employment, consulting, confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement or covenant); provided, however, that such willful failure to comply, breach, or continued refusal to comply shall not be deemed Cause if Executive acted in a good faith belief that he was subject to a legal or fiduciary duty warranting such conduct; (ii) material violation of any lawful policies, standards or regulations of the Company which have been furnished to Executive, including policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (iii) conviction of or plea of no contest to a felony under the laws of the United States or any state; or (iv) willful misconduct or gross negligence in connection with the performance of Executive’s duties, in each case, after the receipt of written notice from the Board and Executive’s failure to cure (if curable) within thirty (30) days of Executive’s receipt of the written notice, providing that the Company must provide Executive with at least thirty (30) days to cure and if Executive cures, Cause shall not exist; provided, further, that provided, however, that any assertion by the Company of a termination of employment for “Cause” shall not be effective unless Executive, with his counsel, has been given the opportunity to present to the Board his position on the circumstances alleged to constitute Cause.

1.3. “Change in Control” shall mean the occurrence of any one of the following events:

(a) any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b) there is consummated a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(c) there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

1.4. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.5. “Code” means the Internal Revenue Code of 1986, as amended.

1.6. “Covered Termination” means (i) Executive’s dismissal or discharge by the Company, other than for Cause and other than by reason of Executive’s death or Disability, or (ii) a voluntary termination for Good Reason. For the avoidance of doubt, neither (x) the termination of Executive’s employment as a result of Executive’s death or Disability nor (y) the expiration of this Agreement due to non-renewal pursuant to the terms of Section 2.2 of this Agreement will be deemed to be a Covered Termination.

1.7. “Disability” means a termination of Executive’s employment due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers.

1.8. “Good Reason” means any one of the following taken without Executive’s prior written consent: (i) failure or refusal by the Company to comply in any material respect with the material terms of this Agreement; (ii) a material diminution in Executive’s duties, title, authority, status or responsibilities or Executive ceasing to serve as the highest-level executive employed by the Company in the technology function (including, in connection with a Change in Control or other corporate transaction, Executive being assigned to any position other than, or being assigned any title, office location, authority, duties or responsibilities that are not consistent with, the position of Chief Technology Officer of the corporation or other entity surviving or resulting from such corporate transaction, including, without limitation, Executive’s ceasing to be an officer of a publicly traded company or reporting to anyone other than the chief executive officer of such entity); (iii) a reduction in Executive’s Base Salary of 5% or more (unless such reduction is part of a reduction that applies to and affects all similarly situated executive officers of the Company substantially the same and proportionately); (iv) a material diminution in Executive’s annual cash bonus opportunity, unless such reduction is part of a reduction that applies to and affects all similarly situated executive officers of the Company substantially the same and proportionately; (v) issuance of a notice of non-renewal of this Agreement by the Company or (vi) the Company requiring Executive to be located at any office or location more than 35 miles from the Company’s current headquarters in City of Industry, California, provided that any request or directive from the Company to not work in such office pursuant to any stay-at-home or work from home or similar law, order, directive, request or recommendation from a governmental entity shall not give rise to Good Reason under this Agreement. Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (x) Executive provides written notice thereof to the Company within thirty (30) days after Executive’s knowledge of such event, (y) to the extent correctable, the Company fails to remedy such circumstance or event within ten (10) business days following the Company’s receipt of such written notice, unless Executive agrees in writing to extend the period for Company to remedy the circumstance or event, and (z) the effective date of Executive’s resignation for Good Reason is not later than ninety (90) days after the Executives initial knowledge of the existence of the circumstances constituting Good Reason.

1.9. “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

1.10. “Separation from Service” means Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

ARTICLE II
EMPLOYMENT BY THE COMPANY

2.1. Position and Duties; Commencement Date. Executive is commencing his employment with the Company on the Effective Date, and from and after such date, and subject to terms and conditions set forth herein, the Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement and continuing for the period of time set forth in Section 2.2. From and after the Effective Date, Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of Chief Technology Officer, which shall be the highest-level executive employed by the Company and its subsidiaries in the technology function, and such other duties as are assigned to Executive by the Company’s Chief Executive Officer. Executive shall report directly to the Company’s Chief Executive Officer. Executive is transferring his employment from Newegg Delaware to the Company and will be given full service credit for his past service to Newegg Delaware.

During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and absences due to reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

2.2. Term. The initial term of this Agreement shall commence on the Effective Date and shall terminate on the earlier of (i) the third (3rd) anniversary of the Effective Date and (ii) the termination of Executive’s employment under this Agreement. On the third (3rd) anniversary of the Effective Date and each annual anniversary of such date thereafter (in either case, provided Executive’s employment has not been terminated under this Agreement prior thereto), this Agreement shall automatically be extended for one additional year unless either Executive or the Company gives written notice of non-renewal to the other at least thirty (30) days prior to the automatic extension date. The period from the Effective Date until the earlier of (i) termination of Executive’s employment under this Agreement and (ii) the expiration of the term of this Agreement due to non-renewal pursuant to this Section 2.2 is referred to as the “Term.”

2.3. Employment at Will. The Company shall have the right to terminate Executive’s employment with the Company at any time, with or without Cause, and, in the case of a termination by the Company, with or without prior notice. In addition to Executive’s right to resign for Good Reason, Executive shall have the right to resign at any time and for any reason or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Executive has provided a resignation notice to the Company, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of Executive’s employment by the Company) and any requirement to continue salary or benefits shall cease as of such earlier date. In the event of a termination by either Executive, with or without Good Reason, or by Company, with or without Cause, Executive shall not be obligated to remunerate Company for any payments received during the Term by Executive from Company pursuant to Article III hereof. Upon certain terminations of Executive’s employment with the Company, Executive may become eligible to receive the severance benefits provided in Article IV of this Agreement.

2.4. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and the Company or any of its affiliates prior to the termination of Executive’s employment with the Company or any of its affiliates, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each of its affiliates; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any affiliate of the Company and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any of its affiliates holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such designee or other representative of the Company or any of its affiliates. Executive agrees to take any further actions that the Company or any of its affiliates reasonably requests to effectuate or document the foregoing.

2.5. Employment Policies. The employment relationship between the Parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

ARTICLE III
COMPENSATION

3.1. Base Salary. As of the Effective Date, and during the Term, Executive shall receive, for services to be rendered hereunder, an annualized base salary of $380,000.00 (“Base Salary”), payable on the regular payroll dates of the Company (but no less often than monthly), subject to increase in the sole discretion of the Board or a committee of the Board.

3.2. Annual Bonus; 2021 Annual Bonus. For each calendar year ending during the Term, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to the Company’s then effective annual bonus plan (the “Annual Bonus Plan”). For 2021, the Annual Bonus shall be composed of both (i) a discretionary bonus component (the “Discretionary Bonus”), and (ii) the discretionary executive profit sharing program (the “Executive Profit Sharing Program”). For 2021, the Annual Bonus for the Executive is targeted to be between fifty percent (50%) and one-hundred percent (100%) of Base Salary (the “Target Bonus Range”). Provided, however, the Chief Executive Officer, in consultation with the Board or a committee of the Board, may in his sole discretion pay to the Executive an amount in excess of such Target Bonus Range. The actual amount of the Annual Bonus, if any, will be determined in the discretion of the Chief Executive Officer, in consultation with the Board or a committee of the Board and will be subject to Executive’s continued employment with the Company through the date the Annual Bonus is paid (except as otherwise provided in Section 4.1). The Annual Bonus for any calendar year will be paid at the same time as bonuses for other Company executives are paid related annual bonuses generally.

3.3. Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, as well as any additional benefits provided to Executive consistent with past practice. Notwithstanding the foregoing, this Section 3.3 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time.

3.4. Paid Time Off. During the Term, Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policies and as otherwise provided for the Company’s executive officers, as it may be amended from time to time.

3.5. Equity Awards. Executive will be eligible to receive equity incentive grants as determined by the Board or a committee of the Board in its sole discretion. All equity awards granted to Executive will be subject to the terms and conditions of the LTIP and the applicable award agreement approved by the Board or a committee thereof (the “Award Agreements”). Nothing herein shall be construed to give any Executive any rights to any amount or type of grant or award except as provided in an award agreement and authorized by the Board or a committee thereof.

3.6. Business Expenses. The Company shall reimburse Executive for all reasonable business expenses (including, but not limited to, state legal bar dues, continuing legal education expenses, and membership fees for professional organizations related to the performance of Executive’s duties hereunder) incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company.

ARTICLE IV
SEVERANCE AND CHANGE IN CONTROL BENEFITS

4.1. Severance Benefits. Upon Executive’s termination of employment, Executive shall receive any accrued but unpaid Base Salary and other accrued and unpaid compensation, including any accrued but unpaid vacation. If the termination is due to a Covered Termination, provided that Executive (A) delivers an effective general release of all claims against the Company and its affiliates in a form provided by the Company (a “Release of Claims”) that becomes effective and irrevocable within thirty (30) days following the Covered Termination and (B) continues to comply with Articles V through VII of this Agreement, Executive shall be entitled to receive the severance benefits described in Section 4.1(a) or (b), as applicable.

(a) Covered Termination Not Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination which occurs at any time other than during the period beginning three (3) months prior to a Change in Control and ending twelve (12) months after a Change in Control (the “CIC Protection Period”), Executive shall receive the following:

(i) An amount equal to twelve months of  Executive’s Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of Executive’s termination of employment, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination; provided, however, if such sixty (60) day period falls in two different calendar years, payment will be made in the later calendar year.

(ii) Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, (A) a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days) and (B) the amount of any Annual Bonus earned, but not yet paid, for the fiscal year prior to Executive’s termination, in each case, payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.

(iii) Subject to Executive’s timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive for the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 18-month anniversary of the date of Executive’s termination of employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.

(b) Covered Termination Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination that occurs during the CIC Protection Period, Executive shall receive the following:

(i) An amount equal to two times the sum of (i) Executive’s Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of Executive’s termination of employment and (ii) Executive’s Target Bonus in effect for the year in which Executive’s termination of employment occurs, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the thirtieth (30th) day following the date of the Covered Termination; provided, however, if such thirty (30) day period falls in two different calendar years, payment will be made in the later calendar year.

(ii) Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, (A) a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days) and (B) the amount of any Annual Bonus earned, but not yet paid, for the fiscal year prior to Executive’s termination, in each case, payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.

(iii) Subject to Executive’s timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive for the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 18-month anniversary of the date of Executive’s termination of employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.

(iv) Accelerated vesting, as of the date of the Covered Termination, of all outstanding and unvested equity-based awards, with any performance-based awards deemed earned at the greater of the target level of performance or actual level of performance through the date of the Change in Control.

4.2. 280G Provisions. Notwithstanding anything in this Agreement to the contrary, if any payment, benefit or distribution Executive would receive pursuant to this Agreement or otherwise from the Company or any of its affiliates (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any reasonable determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 4.2 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. Nothing in this Section 4.2 shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

4.3. Section 409A. Notwithstanding any provision to the contrary in this Agreement:

(a) All provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b) If Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.3(b) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c) Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(d) For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4.4. Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

ARTICLE V
PROPRIETARY INFORMATION AND CONFIDENTIALITY OBLIGATIONS

5.1. Proprietary Information. All Company Innovations shall be the sole and exclusive property of the Company without further compensation and are “works made for hire” as that term is defined under the United States copyright laws. Executive shall promptly notify the Company of any Company Innovations that Executive solely or jointly Creates. “Company Innovations” means all Innovations, and any associated intellectual property rights, which Executive may solely or jointly Create, during Executive’s employment with the Company, which (i) relate, at the time Created, to the Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work Executive performed for the Company. Executive is notified that Company Innovations does not include any Innovation which qualifies fully under the provisions of California Labor Code Section 2870. “Create” means to create, conceive, reduce to practice, derive, develop or make. “Innovations” means processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and other subject matter protectable under patent, copyright, moral rights, mask work, trademark, trade secret or other laws regarding proprietary rights, including new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software and designs. Executive hereby assigns (and will assign) to the Company all Company Innovations. Executive shall perform (at the Company’s expense), during and after Executive’s employment, all acts reasonably deemed necessary or desirable by the Company to assist the Company in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of patent, copyright, mask work or other applications, (ii) in the enforcement of any applicable Proprietary Rights, and (iii) in other legal proceedings related to the Company’s Innovations. “Proprietary Rights” means patents, copyrights, mask work, moral rights, trade secrets and other proprietary rights. No provision in this Agreement is intended to require Executive to assign or offer to assign any of Executive’s rights in any invention for which Executive can establish that no trade secret information of the Company was used, and which was developed on Executive’s own time, unless the invention relates to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by Executive for the Company.

5.2. Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company and its affiliates hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of Executive’s employment, Executive shall comply with this Section 5.2

(a) Both during the Term and thereafter, except as expressly permitted by this Agreement, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or its affiliates. Executive shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Executive’s duties on behalf of the Company or any of its affiliates, Executive shall not remove from facilities of the Company or any of its affiliates any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company or any of its affiliates. The covenants of this Section 5.2(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by the Company.

(b) Notwithstanding any provision of Section 5.2(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees, officers or directors of the Company or any of its affiliates who, in the reasonable and good faith belief of Executive, have a need to know the information in connection with the businesses of the Company or any of its affiliates;

(ii) disclosures to customers, service providers, vendors and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties hereunder;

(iii) disclosures and uses that are approved in writing by the Company’s Chief Executive Officer or the Board; or

(iv) disclosures to a person or entity that has (x) been retained by the Company or any of its affiliates to provide services to the Company and/or its affiliates and (y) agreed in writing to abide by the terms of a confidentiality agreement or is otherwise under a duty to treat such information as confidential.

(c) Upon the expiration of the Term, and at any other time upon request of the Company, Executive shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company property (including any Company-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company or any of its affiliates. Within ten (10) days of any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company or otherwise destroyed.

(d) “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any of its affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of the Company, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to the Company or any of its affiliates’ businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which the Company or any of its affiliates owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of the Company, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or its other applicable affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (B) was available to Executive on a non-confidential basis before its disclosure by the Company or any of its affiliates; (C) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its affiliates; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company or any of its affiliates; or (D) is required to be disclosed by applicable law.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures required by law or legal process that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

5.3. Nondisparagement. Subject to Section 5.2(e) above, Executive agrees that from and after the Effective Date, Executive will not, directly or indirectly, make, publish, or communicate any disparaging or defamatory comments regarding the Company or any of its directors or executive officers. The Company agrees that it will counsel its executive officers and directors to not make, publish, or communicate any disparaging or defamatory comments regarding Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s senior executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company or any of its affiliates.

5.4. Remedies. Executive’s and the Company’s duties under this Article V shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Because of the difficulty of measuring economic losses to the Company and its affiliates as a result of a breach or threatened breach of the covenants set forth in this Article V, Section 6.2 and Article VII, and because of the immediate and irreparable damage that would be caused to the Company and its affiliates for which they would have no other adequate remedy, Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of Article V, as well as Executive’s obligations pursuant to Section 6.2 and Article VII below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any of its affiliates’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each of its affiliates at law and equity.

5.5. Modification. The covenants in this Article V, Section 6.2 and Article VII, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). If it is determined by an arbitrator or a court of competent jurisdiction in any state that any restriction in this Article V, Section 6.2 and Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the arbitrator or the court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VI
OUTSIDE ACTIVITIES

6.1. Other Activities.

(a) Except as otherwise provided in Section 6.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless Executive obtains the prior written consent of the Board.

(b) Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, subject to advance approval by the Board, Executive shall be allowed to serve as a member of the board of directors of one or more for-profit entities at any time during the term of this Agreement, so long as such service does not materially interfere with the performance of Executive’s duties hereunder; provided, however, that the Board, in its discretion, may require that Executive resign from such director position if it determines that such resignation would be in the best interests of the Company.

6.2. Competition/Investments. During the term of Executive’s employment by the Company, Executive shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which are known by Executive to compete directly with the Company or any of its affiliates, throughout the world, in any line of business engaged in (or known by Executive to be planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation do not, in the aggregate, constitute more than 1% of the voting stock of such corporation.

6.3. Defense of Claims; Cooperation. During the Term and thereafter, upon reasonable request from the Company, Executive shall use commercially reasonable efforts to cooperate with the Company and its affiliates in the defense of any claims or actions that may be made by or against the Company or any of its affiliates that relate to Executive’s actual or prior areas of responsibility or knowledge, at the Company sole cost and expense. Executive shall further use commercially reasonable efforts to provide reasonable and timely cooperation in connection with any actual or threatened claim, action, inquiry, review, investigation, process, or other matter (whether conducted by or before any court, arbitrator, regulatory, or governmental entity, or by or on behalf of the Company or any of its affiliates), that relates to Executive’s actual or prior areas of responsibility or knowledge, at the Company sole cost and expense. Executive shall be reimbursed for any expenses associated with his compliance with this Section 6.3.

ARTICLE VII
NONINTERFERENCE

Executive shall not, during the term of Executive’s employment by the Company and, solely with respect to clause (ii) below, for twelve (12) months thereafter, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit, induce attempt to solicit any of (i) its customers or clients to terminate their relationship with the Company or to cease purchasing services or products from the Company or (ii) its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Article VII. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VIII
GENERAL PROVISIONS

8.1. Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile or electronic mail) or the tenth day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s books and records.

8.2. Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

8.3. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.4. Waiver. Any waiver of this Agreement must be executed by the Party to be bound by such waiver. If either Party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time.

8.5. Complete Agreement; Amendments. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect to the subject matter hereof. This Agreement will also supersede all prior offer letters and employment agreements between Executive and Newegg Commerce, Magnell Assoicate, Inc., or Newegg Delaware, as the case may be, which were dated prior to the Effective Date of this Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company (other than Executive) and Executive.

8.6. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement.

8.7. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.8. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.

8.9. Effect of Termination. The provisions of Sections 2.3 and 2.4, and Articles IV, V, VII and VIII and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

8.10. Third-Party Beneficiaries. Each affiliate of the Company that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 2.4 and 8.13 and Articles V, VI and VII and shall be entitled to enforce such obligations as if a party hereto.

8.11. Executive Acknowledgement. Executive acknowledges and agrees that (a) Executive was represented by, or had adequate opportunity to be represented by, counsel in connection with the negotiation of this Agreement, and (b) Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

8.12. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof. With respect to any claim or dispute related to or arising under this Agreement, the Parties hereby consent to the arbitration provisions of Section 8.13 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in the State of California.

8.13. Arbitration.

(a) Subject to Section 8.13(b), any dispute, controversy or claim between Executive and the Company or any of its affiliates arising out of or relating to this Agreement or Executive’s employment or engagement with the Company or any of its affiliates (“Disputes”) will be finally settled by confidential arbitration in the State of California in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both Parties. Any arbitration conducted under this Section 8.13 shall be private, shall be heard by a single arbitrator mutually agreeable between the Parties (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA and shall be conducted in accordance with the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each Party hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the Parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The Company will cover the costs of arbitration, including, but not limited to, any fee charged by the arbitrator; provided, however, that Executive shall cover his own legal expenses.

(b) Notwithstanding Section 8.13(a), either Party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Articles V through VII; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 8.13.

(c) By entering into this Agreement and entering into the arbitration provisions of this Section 8.14, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d) Nothing in this Section 8.13 shall prohibit a Party from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other Party in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 8.13 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

[Signature page follows]

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

[Newegg Commerce, Inc.]

By:
[NAME]

Title:	Chief Executive Officer

Accepted and Agreed:

[EXECUTIVE]